CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Trustees and Shareholders of:
WPG Core Bond Fund
WPG Large Cap Growth Fund
WPG Tudor Fund




We consent to the incorporation by reference, in this Registration Statement on Form N-1A, of our report dated February 14, 2005 on the financial statements and financial highlights for the year ended December 31, 2004 of WPG Core Bond Fund, WPG Large Cap Growth Fund and WPG Tudor Fund.


We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.


KPMG LLP

New York, New York
April 15, 2005